Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Thoughtworks Holding, Inc. 2021 Omnibus Incentive Plan, Thoughtworks Holding, Inc. 2021 Employee Stock Purchase Plan, and Turing Holding Corp. (n/k/a Thoughtworks Holding, Inc.) 2017 Stock Option Plan of our report dated June 12, 2021 with respect to the consolidated financial statements of Turing Holding Corp., included in the Registration Statement (Form S-1 No. 333-258985) and related Prospectus of Turing Holding Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 21, 2021